Exhibit 10.3

Griffon Corporation
712 Fifth Avenue
New York, NY 10019

June 1, 2015

Mr. Douglas J. Wetmore
c/o Griffon Corporation
712 Fifth Avenue
New York, NY 10019
RE: Transition and Consulting Services Agreement
Dear Doug,
Griffon Corporation (the “Company”) has agreed to accommodate your expressed wish to retire.  You confirm that your retirement is not as a result of any disagreement with the Company regarding the operations, disclosures, policies and practices of the Company and its subsidiaries.  We wish to confirm the arrangements to which you and the Company have agreed and pursuant to which you will provide certain transition and consulting services to the Company following your retirement.
This letter agreement (this “Agreement”) (i) confirms your retirement, effective July 31, 2015 (the “Effective Date”), as an Executive Vice President and as the Chief Financial Officer of the Company and from all other positions that you hold with the Company, its subsidiaries and all committees of which you are a member (and you hereby resign from all such offices, positions and memberships effective July 31, 2015 and agree to promptly sign all documents and take such other actions that the Company deems necessary or desirable to give effect to such resignations); and (ii) sets forth the terms and conditions regarding the transition and consulting services you agree to provide to the Company following the Effective Date. This letter supersedes and replaces all obligations that the Company and/or any subsidiary thereof has to you with respect to your compensation and benefits commencing with the Effective Date.
You and the Company agree that, for purposes of your employment agreement with the Company, dated August 6, 2009 (the “Employment Agreement”), and, except as otherwise expressly set forth in this Agreement with respect to the restricted stock awards set forth in Section 2(d) below, your retirement on the Effective Date will be treated as a termination under Section 9(a) of the Employment Agreement. You acknowledge and agree that the Company’s obligation to pay you the amounts set forth in this Agreement will be contingent on your compliance with all of the terms and conditions set forth herein.
Transition and Consulting Services.
(a)Term. The term of the transition and consulting services under this Agreement will begin on August 1, 2015 and continue until November 30, 2017, unless terminated earlier pursuant to Section 3 below (the “Term”).
(a)    Consulting Services. During the Term, you will perform such transition and consulting services for the Company as are reasonably requested from time to time by the Company’s Chief Executive Officer, Chief Operating Officer and/or Chief Financial Officer (the “Consulting Services”). You will devote your reasonable best efforts for up to 8 hours per week during normal business hours to the performance of the Consulting Services. You will provide the Consulting Services telephonically or by email exchange whenever possible and, subject to reasonable advance notice, in-person only when requested. You will not have an office at any Company location, any Company car or driver entitlement or any secretarial or administrative assistance. You may engage in such other pursuits during the term of this Agreement as shall not interfere with the performance of your duties or the observance of your obligations under this Agreement, subject to offset as provided in Sections 2 and 3 below.
(b)    Release of Claims. On or within three business days following July 31, 2015, you shall execute and deliver to the Company a release of claims in the form set forth in Section 5 below (the “Release”). If you fail to execute the Release on or within three business days following July 31, 2015 or if you subsequently revoke the Release within the applicable revocation period, the Term shall immediately terminate and you shall not be entitled to any payments or benefits hereunder or under the restricted stock awards described in Section2(d).
2.    Fees and Other Entitlements.
(a)    Consulting Fee. During the Term, you will be entitled to a monthly consulting fee, payable in arrears, equal to $35,785; subject to offset for any compensation you receive for any employment other than consulting assignments and board of director appointments as an independent director that, in each case, do not violate Section 6 or any other provision of this Agreement.
(b)    Expense Reimbursement. During and in respect of the Term, you will be reimbursed for all reasonable expenses incurred by you in the performance of the Consulting Services hereunder in accordance with the Company’s expense reimbursement policy, as in effect from time to time. Notwithstanding the above, any expense in excess of $100 must be approved in writing in advance by the Company’s Chief Operating Officer.
(c)    FYE 2015 Bonus. Subject to your continued service with the Company hereunder (except as provided below) and the attainment of applicable performance criteria and levels of performance achievement adopted by the Compensation Committee in December 2014, the Company will pay you a maximum bonus in the amount of $600,000 even if performance achievement would result in a bonus in excess of this maximum amount (pro-rated in the event of your termination due to death or Disability (as defined in Section 3 below) prior to September 30, 2015) for the fiscal year ending September 30, 2015 at such time as the Company pays bonuses for such fiscal year to its senior executives generally, but in no event later than March 15, 2016.
(d)    Equity Awards. During the Term, you will have the opportunity to vest in the restricted stock awards granted to you by letter agreement dated February 11, 2011 (90,000 shares), as amended on January 10, 2012 (“2011 Award”), the restricted stock award granted to you by letter agreement dated January 29, 2013 (41,667 shares) (“2013 Award”), and the restricted stock award granted to you by letter agreement dated January 30, 2014 (29,433 shares) (“2014 Award”) (collectively, the “Awards”) in accordance with the terms and conditions of the 2011 Equity Incentive Plan (the “2011 Plan”) and each applicable Award, except as is otherwise expressly provided by Section 3 of this Agreement, and subject to your continued compliance with this Agreement, with the term “service” in each of the Awards to include Consulting Services under Section 1(b) of this Agreement, and the phrase “, so long as any such amendment is made equally for all executives having the same Award (other than in connection with the number of covered shares)” is added to the end of the first sentence of the ninth paragraph of the 2011 Award, the first sentence of the tenth paragraph of the 2013 Award and the first sentence of the twelfth paragraph of the 2014 Award. The Closing Price Target under the 2011 Award was met on April 22, 2015. As of the Effective Date, you agree that you will forfeit the 25,000 restricted shares granted to you on January 28, 2015 with no compensation due therefor.
(e)    The determination of achievement against the applicable performance goals and performance criteria, for purposes of the 2015 Bonus under Section 2(c) above and the Awards under Section 2(d) above, together with the level of attainment determined by the Compensation Committee under such 2015 Bonus and under each Award, will be determined by the Compensation Committee in the same manner as for the other senior executive officers covered by the 2015 Bonus plan or such Award, as applicable, and without exercise of negative discretion to reduce the amount of any payment or benefit to you thereunder, except to the extent that negative discretion is exercised in respect of other senior executives and in proportion thereto.
(f)    COBRA. During the first 18 months of the Term or, if earlier, only until you become eligible for medical benefits from a subsequent employer, (i) the Company will directly pay the premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for the continuation of your last elected medical, dental and vision coverage, as applicable, for you and your dependent children (and, as to dental coverage, your spouse) and (ii) you will continue to participate in the Company’s Supplemental Health Benefits Plan for Senior Executives (“Supplemental Plan”) (with a maximum benefit payable under the Supplemental Plan of up to $10,000 in calendar year 2015, up to $10,000 in calendar year 2016 and up to $833 for the portion of calendar year 2017 ending on January 31, 2017), provided that such COBRA benefits and participation in such Supplemental Plan do not (x) violate any applicable law or regulation and does not result in penalties or similar costs to the Company under applicable law or regulation or (y) contravene the terms and provisions of any insurance policy or plan provision (which cannot be amended to accommodate such participation on a commercially reasonable basis). If, and only if, the Company is prevented by application of clauses (x) and/or (y) above from providing you the premium payment benefits described in clause (i) above, then, provided that doing so will not violate any applicable law or regulation and does not result in penalties or similar costs to the Company under applicable law or regulation, the Company will pay you an amount in cash equal to the amount of premium it would have otherwise paid under clause (i) on your behalf.
(g)    Indemnification. You will be entitled to the rights set forth in Section 25 of the Employment Agreement (with the Employment Term therein to include the Term) and in your Indemnification Agreement with the Company, dated August 6, 2013 (the “Indemnification Agreement”), in accordance with the terms thereof. This Section 2(g) will survive any termination or expiration of this Agreement.
(h)    Insurance. The Company will pay the premium for one year of additional coverage under the life insurance policy purchased by the Company on your life on or as soon as reasonably practicable following the first renewal date for such policy following the date hereof. The Company agrees to reasonably cooperate with you to facilitate your assumption, continuation and/or conversion, as the case may be, at your cost, of such life insurance policy thereafter.
(i)    Computer. You shall be permitted to retain your Company-issued computer following the Effective Date and the termination of the Term; provided that you shall deliver such computer to the Company’s information technology department on or prior to July 31, 2015 for inspection and removal (in your presence, if you so desire) of all proprietary information of the Company and its subsidiaries and affiliates, and, if requested by the Company, within a reasonable period of time after the termination of the Term. During the Term, you will not be provided a Company email address and you will not be given access to the Company’s computer networks.
3.    Termination. The Term and your service hereunder will terminate immediately upon your death, Disability or the voluntary termination by you of the Term. The Company may terminate the Term and your service hereunder at any time with or without Cause (as defined in Section 1(c) of the Employment Agreement); provided that, for the avoidance of doubt and without limitation, any breach by you of the restrictive covenants set forth in Section 6 below shall constitute Cause for purposes of this Agreement and any reference in such definition to the “Agreement” will apply both to this Agreement and the Employment Agreement. Upon the termination of the Term and your service hereunder by you or the Company for any reason, you will be entitled to any rights you may have under Section 2(d) above as of the date of any such termination and the Company will (i) pay you any earned and accrued (but unpaid) portion of your consulting fee under Section 2(a) as of the termination date and (ii) reimburse you for any unreimbursed expenses in accordance with Section 2(b) as of the termination date; provided that if such termination of the Term and your service hereunder is by the Company without Cause, then, subject to your continued compliance with the terms and provisions of this Agreement, the Company will also (A) continue to pay you the consulting fee under Section 2(a) until November 30, 2017, subject to offset for any compensation you receive for any employment after the earlier termination of the Term other than consulting assignments and board of director appointments as an independent director that, in each case, do not violate Section 6 or any other provision of this Agreement; (B) pay you any bonus earned but not paid for the fiscal year ending September 30, 2015 in accordance with Section 2(c); (C) continue to provide you the COBRA benefits and supplemental medical benefits described in Section 2(f) for the period set forth therein or, if earlier, only until you become eligible for medical benefits from a subsequent employer; (D) provide for the continued opportunity to vest in the equity awards described in Section 2(d) until November 30, 2016 in accordance with and subject to your compliance with the terms and conditions of this Agreement and, except as otherwise expressly provided herein, the Plan and the applicable Award agreements; and (E) you will continue to have all of your rights under Sections 2(e), (g), (h) and (i), 6(e)(ii), 10, 11, 14, 15 and 17 of this Agreement. Notwithstanding anything herein to the contrary, (I) in the event of your termination due to death or Disability prior to September 30, 2015 you will also be paid a pro-rata portion of the bonus earned but not paid for the fiscal year ending September 30, 2015 in accordance with and subject to Section 2(c); (II) in the event of your termination due to Disability prior to the first renewal date following the date hereof for the life insurance policy described in Section 2(h), the Company will pay the premium for one additional year of coverage thereunder in accordance with Section 2(h); (III) in the event of your termination due to death or Disability, the Company will continue to provide you the COBRA benefits and supplemental medical benefits described in Section 2(f) for the period set forth therein or, if earlier, only until you become eligible for medical benefits from a subsequent employer; and (IV) in the event of your termination due to death or Disability prior to November 30, 2016, notwithstanding anything to the contrary in the applicable award agreements and to the extent not previously forfeited, (i) the 2011 Award will vest on April 22, 2016, (ii) you will continue to have the opportunity to vest in the 2013 Award until November 30, 2016, and (iii) the 2014 Award will vest on the date of such termination, in each case, subject to the satisfaction of all other applicable terms and conditions, including, without limitation, the attainment of all applicable performance criteria. You hereby covenant and agree to promptly inform the Company if you become an employee of any third party following the termination of the Term but prior to November 30, 2017 and to certify whether or not you are or could be eligible for medical benefits and the amount of any compensation being provided to you by any such employer. For purposes of this Agreement, “Disability” means your inability to perform the Consulting Services by reason of any medically determinable physical or mental impairment that continues for not less than six consecutive months as determined by a physician reasonably selected by the Company.
4.    Independent Contractor. It is mutually understood and agreed that, in your performance the Consulting Services, you will be acting as an independent contractor and not an employee or agent of the Company or any subsidiary thereof. You acknowledge and agree that you will comply with all applicable federal, state and local laws and regulations in providing the Consulting Services and that you will not claim or present yourself to be an employee of the Company or any subsidiary thereof. In providing the Consulting Services, you will communicate solely and directly with the Company’s Chief Executive Officer, Chief Operating Officer and/or Chief Financial Officer. You will not be under the supervision or control of any officer or employee of the Company or any subsidiary thereof, and you will provide your own office space, benefits and secretarial support. You acknowledge and agree that you are not and will not be eligible to participate in any employee benefit, incentive or other plan, program or arrangement sponsored by the Company or any of its subsidiaries, affiliates, successors or assigns during the Term (without prejudice to your rights under Section 2 (c), (d) and (f)). You will have no power or authority to contract for, or bind, the Company or any of its subsidiaries or affiliates in any manner. This Agreement is not intended to and does not constitute, create or otherwise give rise to a joint venture, partnership or other type of business association or organization of any kind by or between you and the Company or any subsidiary thereof.
5.    Release of Claims. In further consideration for the payments and benefits you will receive from the Company pursuant to this Agreement and for other good and valuable consideration, you, for and on behalf of yourself, your heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns, knowingly and voluntarily, hereby waive, remit, release and forever discharge the Company and its current and former affiliates, subsidiaries, divisions, predecessors, successors and assigns, and their current and former officers, directors, stockholders, employees, agents, attorneys, lenders, investors, insurers and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to herein as the “Released Parties”) of and from any and all manner of action, claims, liens, demands, liabilities, potential or actual causes of action, charges, complaints, suits (judicial, administrative, arbitral or otherwise), damages, debts, demands, obligations of any other nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (State, Federal or local), common law and/or other theory or basis, from the beginning of the world to the date of the execution of this Agreement, including, but not limited to, any claim that you have asserted, now assert or could have asserted. The claims released or acknowledged not to exist include, but are not limited to, any violation of: (i) Title VII of the Civil Rights Act of 1964; (ii) The Civil Rights Act of 1991; (iii) The Older Workers Benefit Protection Act; (iv) Sections 1981 through 1988 of Title 42 of the United States Code; (v) The Employee Retirement Income Security Act of 1974; (vi) The Immigration Reform and Control Act; (vii) The Americans with Disabilities Act of 1990; (viii) The Age Discrimination in Employment Act of 1967 (“ADEA”); (ix) The Workers Adjustment and Retraining Notification Act; (x) The Occupational Safety and Health Act; (xi) The Fair Credit Reporting Act; (xii) The Sarbanes-Oxley Act of 2002; (xiii) The Family and Medical Leave Act; (xiv) The Equal Pay Act; (xv) any other federal, state or local civil, human rights, bias, whistleblower, discrimination, wage, wage-hour, compensation, retaliation, employment, human rights, labor or any other local, state or federal law, regulation or ordinance; (xvi) the New York Labor Law; (xvii) the New York Whistleblower Protection Law; (xviii) the New York State and City Civil Rights Law; (xix) the New York AIDS/HIV confidentiality law; (xx) the New York State Correction Law; (xxi) Section 125 of the New York Workers’ Compensation Law; (xxii) the New York Equal Pay Law; (xxiii) any amendments to the foregoing laws; (xxiv) any benefit, payroll or other plan, policy or program; (xxv) any public policy, contract, third-party beneficiary, tort, or common law obligation under the laws of any jurisdiction; and (xxvi) any claim for or obligation to pay for attorneys’ fees, costs, fees, or other expenses. Nothing in this Section 5 will preclude or prevent you from filing a claim that challenges the validity of this Agreement solely with respect to your waiver of any claims arising under ADEA. However, you acknowledge that this general release applies to all claims you have or may have under the ADEA and that, unless the general release is held to be invalid, all of your claims under the ADEA will be extinguished. Notwithstanding the foregoing, this Section 5 will not release the Released Parties from any claims by you relating to (a) the obligations of the Company under this Agreement; (b) your rights under the Indemnification Agreement and Section 25 of the Employment Agreement and any rights to indemnification or expense advancement under the Company’s bylaws or by statute; or (c) your vested benefits as of the Effective Date under any employee benefit plan, program or arrangement of the Company, in accordance with the terms thereof. You acknowledge and agree that you have not given, sold, assigned or transferred to anyone else, any claim, or a portion of a claim referred to in this Agreement. You and the Company acknowledge that that this Agreement does not limit either party’s right, where applicable, to participate in an investigative proceeding of any federal, state or local government agency. Except as and to the extent permitted by law, you agree that if such an administrative claim is made asserting any claim released in this Agreement, you will not be entitled to recover any individual monetary award or relief or other individual remedies. Nothing contained in this Agreement, or the fact of its submission to you, will be admissible evidence in any judicial, administrative, or other legal proceeding, or be construed as an admission of any liability or wrongdoing on the part of the Company or its subsidiaries or affiliates or any violation of foreign, federal, state or local statutory or common law or regulation or ruling.
6.    Restrictive Covenants.
(a)    Confidential Information. You acknowledge that during your employment or other service with and to the Company hereunder or otherwise you have been and will be in close contact with many confidential affairs of the Company or of any of its subsidiaries or affiliates, including, without limitation, trade secrets, other private or secret information including secrets and information relating to corporate strategy, business development plans, product designs, intellectual property, business contacts, names and addresses of actual and potential customers and/or suppliers and their requirements, terms of business with such customers and potential customer and/or suppliers, annual budgets, management accounts, other financial information, and other business affairs, methods and other information not readily available to the public (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information does not include any information which (a) is or becomes publicly known or available other than as a result of wrongful disclosure by you; (b) becomes available to you on a non-confidential basis from a source which, to your knowledge, is not prohibited from disclosing such Confidential Information to you or (c) is generally known in the industry in which the Company or its subsidiaries or affiliates operate and pertains to activities or business not specific to the Company or its subsidiaries or affiliates. You agree to use all reasonable efforts to protect the Confidential Information and will keep secret all such Confidential Information and will not intentionally disclose such Confidential Information to anyone outside of the Company except (x) as required by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power; or (y) with the Company’s prior express written consent. Additionally, you will deliver promptly to the Company upon any termination of employment or other service, all agreements, memoranda, notes, records, reports and other documents (and all copies thereof, whether in electronic format or otherwise) relating to the business of the Company or its subsidiaries or affiliates and all other property of the Company or its subsidiaries or affiliates, which you may then possess or have under your control other than publicly available documents. You understand and agree that the rights and obligations set forth in this Section 6(a) will extend beyond the Term, in perpetuity.
(b)    Non-Solicitation of Employees. From the date hereof until November 30, 2017 (the “Non-Solicit Period”), you will not, for any reason, solicit, assist or encourage the solicitation of, or employ any person who was a full-time employee of, or independent contractor to, the Company or its subsidiaries or affiliates on the date of your termination of employment and/or Consulting Services hereunder, or within six (6) months prior thereto, to work for an entity other than the Company. For this purpose, the term “solicit” will include, but not be limited to, contacting, or providing information to others who may be reasonably expected to contact, any employee or independent contractor of the Company or its subsidiaries or affiliates regarding such employee’s or independent contractor’s interest in seeking employment or engagement with an entity other than the Company.
(c)    Non-Solicitation of Clients or Customers/Non-Interference with Vendors. During the Non-Solicit Period, you will not, for any reason, solicit or encourage any vendor, Client or Prospective Client to cease any relationship with the Company or any of its subsidiaries or affiliates, or to cease any service in any way to or from any Client or Prospective Client. For this purpose, the term “solicit” will mean contacting, or providing information to others who may be reasonably expected to contact, any such vendor, Client or Prospective Client of the Company or any of its subsidiaries or affiliates regarding such Client or Prospective Client’s interest in receiving your services or the services of any entity with which you are affiliated or the cessation of any such relationship. The term “Client” will mean all persons for whom the Company or any of its subsidiaries or affiliates currently maintains an active account or file in the active records of the Company or any such subsidiary or affiliate, or for whom the Company or any of its subsidiaries or affiliates have otherwise performed or performs any services or provided products within the twelve (12) month period preceding your termination of employment or Consulting Services hereunder. The term “Prospective Client” means those persons and entities who have been approached by or on behalf of the Company or any of its subsidiaries or affiliates to become a client or who have been entered into the internal records of the Company or any of its subsidiaries or affiliates as a prospective or potential client.
(d)    Non-Compete. You expressly covenant and agree that during the Non-Solicit Period, you will not directly or indirectly, own, manage, operate, join, control, receive compensation or benefits from, or participate in the ownership, management, operation, or control of, or be employed by, serve as a director of, consult for or be otherwise connected in any manner with, any business which directly or indirectly competes in any material manner with any of the businesses of the Company or any of its subsidiaries or affiliates, as conducted or planned by the Company or any of its subsidiaries or affiliates during your employment with the Company.
(e)    Mutual Non-Disparagement.
(i)    You agree that, during your employment or other service with or to the Company and at all times thereafter, you will not defame, disparage or publicly criticize the Company and/or its subsidiaries or affiliates and/or their executive officers or directors to any person or entity. Subsequent to your termination of employment or other service for any reason, you will not speak in a negative or disparaging manner about the Company (and/or its subsidiaries, affiliates, executive officers, directors and/or its business), to the media, whether electronic, print or otherwise, without the prior written approval of the Company. Nothing herein, however, will prohibit you from making truthful statements to the extent legally compelled or otherwise required by applicable laws or governmental regulations or judicial or regulatory proceedings.
(ii)    The Company agrees that, during your employment or other service with or to the Company and at all times thereafter, it (and/or its subsidiaries or affiliates) and the Company’s executive officers will not (i) defame, disparage or publicly criticize you, or (ii) speak in a negative or disparaging manner about you to the media, whether electronic, print or otherwise, without your prior written approval. Nothing herein, however, will prohibit the Company, its subsidiaries or affiliate or their executive officers from making truthful statements to the extent legally compelled or otherwise required by applicable laws or governmental regulations or judicial or regulatory proceedings.
(f)    Survival. You understand and agree that the rights and obligations set forth in this Section 6 may extend beyond the Term.
(g)    Remedies/Sanctions. You acknowledge that the services you rendered under the Employment Agreement are of a unique and special nature, the loss of which cannot reasonably or adequately be compensated for in monetary damages, and that irreparable injury and damage may result to the Company or any of its subsidiaries or affiliates in the event of any breach of this Agreement or default by you. Because of the unique nature of the Confidential Information and the importance of the prohibitions against competition and solicitation, you further acknowledge and agree that the Company and its subsidiaries and affiliates will suffer irreparable harm if you fail to comply with you obligations under Section 6 and that monetary damages would be inadequate to compensate the Company for any such breach. Accordingly, you agree that, in addition to any other remedies available to either party at law, in equity or otherwise, the Company will be entitled to seek injunctive relief or specific performance to enforce the terms, or prevent or remedy the violation, of any provisions of this Agreement.
(h)    Clawback. You acknowledge and agree that all amounts payable to you under this Agreement and the restricted stock award agreements described in Section 2(d) that constitute “incentive-based compensation” within the meaning of the Company’s Incentive-Based Compensation Clawback Policy are subject to recovery by the Company in accordance with the terms and conditions of such policy and all other such recoupment policies as required by applicable law.
(i)    Confidentiality. The parties agree that the terms and conditions of this Agreement will remain confidential, and that neither of the parties will disclose to any third-party, other than legal counsel or your accountant and your spouse (and provided such persons agree to keep this Agreement and its contents confidential), the terms and conditions of this Agreement, except as may be required by law or regulation and which obligation will cease if the Company files this Agreement with the Securities and Exchange Commission.
7.    Your Representations. You hereby affirm and acknowledge:
(a)    You have not filed, caused to be filed, or presently are a party to any claim, complaint, or action against any of the Released Parties herein in any forum or form.
(b)    You have not divulged any proprietary or Confidential Information in violation of Section 12 of the Employment Agreement.
(c)    You have no knowledge of any unreported Foreign Corrupt Practices Act or International Traffic in Arms Regulations violations or of any corporate fraud committed by the Company or any of its subsidiaries, affiliates, officers, directors, employees or third-party intermediaries.
(d)    You acknowledge that you will not be eligible to receive the benefits described herein, and all rights that you have to such benefits under this Agreement will be terminated, if you are found to have committed or condoned during your employment any acts of fraud against the Company or its subsidiaries, divisions or affiliates, or fraud against any government.
8.    Amendments. This Agreement may not be modified, altered, or amended except in writing and signed by you and the Company. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to enter into this Agreement.
9.    Governing Law and Jurisdiction. This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflict of laws thereof. Each party irrevocably submits to the exclusive jurisdiction of both the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York (collectively, the “New York Courts”) for the purposes of any suit, action or other proceeding permitted by and arising out of this Agreement. Each party irrevocably and unconditionally waives any objection to the laying of venue of any legal proceeding brought in compliance with this Agreement in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding brought in any New York Court has been brought in an inconvenient forum.
10.    Arbitration. Any contest or dispute arising under this Agreement will be submitted to binding arbitration for resolution in New York, New York, in accordance with the applicable rules of the American Arbitration Association then in effect; provided, however, that the Company may bring an action in any court of law or equity to specifically enforce any confidentiality, non-compete, non-interference, non-disparagement or non-solicitation covenant, and you may bring an action in any court of law or equity to enforce the Company’s non-disparagement covenant under Section 6(e) or your rights to indemnification or expense advancement. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The costs of commencing such arbitration will be borne equally by the parties.
11.    Legal Fees. The Company will reimburse you for up to $10,000 in reasonable legal fees incurred by you in the negotiation of this Agreement, subject to your submission of all applicable invoices.
12.    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and each of which will together constitute one and the same agreement.
13.    Section 409A. It is the intent of the parties that all payments under this Agreement are either exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (“Section 409A”). Notwithstanding anything in this Agreement to the contrary, any payments or benefits due hereunder, if any, that constitute non-exempt “deferred compensation” (as defined in Section 409A) that are payable by reason of your termination of employment will not be paid or provided to you until you have undergone a “separation from service” (as defined in Section 409A). If it is determined that any payments or benefits due to you hereunder would otherwise cause the application of an accelerated or additional tax under Section 409A if paid or provided to you pursuant to this Agreement during the six-month period immediately following your “separation from service” (as defined in Section 409A), such payments or benefits will instead be payable in a single lump sum on the first business day after the date that is six (6) months following such “separation from service” or, if earlier, within ten (10) business days following receipt of notice by the Company of your death. Your right to receive any installment payments under this Agreement will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment will at all times be considered a separate and distinct payment as permitted under Section 409A. If you are entitled to be paid or reimbursed for any taxable expenses, and such payments or reimbursements are includable in your federal gross taxable income, the amount of such expenses reimbursable in any one calendar year will not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right to reimbursement of expenses under this Agreement will be subject to liquidation or exchange for another benefit. You will be solely responsible for all taxes and other amounts due in connection with any payment hereunder, including, without limitation, any additional taxes, interest or other amounts owed by you resulting from the application of Section 409A. None of the Company, its affiliates, subsidiaries, or their respective directors, officers, employees or advisors will be held liable for any taxes, interest or other amounts owed by you in connection with any payment hereunder.
14.    Code Sections 280G and 4999. Upon a Change in Control (as defined in the Employment Agreement), notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by you in connection with your employment or other service with the Company (or termination thereof) would subject you to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), and if the net-after tax amount (taking into account all applicable taxes payable by you, including any Excise Tax) that you would receive with respect to such payments or benefits does not exceed the net-after tax amount you would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable to you without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, (a) such cash payments and benefits shall first be reduced (if necessary, to zero) and (b) all other non-cash payments and benefits shall next be reduced. Any determination under this Section will take into account reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.
15.    Entire Agreement; Authority. The parties acknowledge and agree that, except as otherwise specifically provided herein, this Agreement supersedes and replaces any prior written or oral agreements or understandings between the parties regarding the subject matter hereof, including, without limitation, the Employment Agreement and any term sheet or summary of terms that relate hereto. The Company represents to you that this Agreement has been duly authorized by all necessary corporate action and you represent to the Company that you have sufficient legal capacity to enter into this Agreement.
16.    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, beneficiaries, executors, successors and assigns. No rights or obligations of the parties under this Agreement may be assigned without the prior written consent of both parties; provided that, notwithstanding the foregoing, this Agreement is assignable by the Company to, and binding upon, any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business, equity and/or assets of the Company. If you die while any amount is due and payable hereunder, all such amounts will be paid in accordance with, and subject to, the terms and provisions of this Agreement to your estate and in the event of your death or a judicial determination of your incompetence, reference in this Agreement to you shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
17.    Survival. The rights and obligations of the parties shall survive any expiration or termination of the Term and this Agreement to the extent necessary to effect the intended provision of such rights and obligations.
18.    Acknowledgment. In the event that you breach or violate the terms of this Agreement, you acknowledge that the Company will have the right to terminate any or all of its commitments herein, and to recover any monies or other consideration previously provided to you hereunder and to pursue any other remedies available to the Company.
19.    Revocation.
YOU HAVE BEEN ADVISED THAT YOU HAVE TWENTY-ONE (21) CALENDAR DAYS FROM THE DATE OF YOUR RECEIPT OF THIS AGREEMENT TO CONSIDER THIS AGREEMENT BEFORE YOU SIGN IT; YOU MAY SIGN IT EARLIER IF YOU WISH, BUT THE DECISION IS ENTIRELY YOURS. YOU MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY YOU EXECUTE THE AGREEMENT AND THE AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF THAT SEVEN (7) CALENDAR DAY PERIOD.
ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE COMPANY’S GENERAL COUNSEL AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO THE COMPANY’S GENERAL COUNSEL OR HIS DESIGNEE, OR MAILED TO THE COMPANY’S GENERAL COUNSEL AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EXECUTION OF THIS AGREEMENT. IF THE LAST DAY OF THE REVOCATION PERIOD IS A SATURDAY, SUNDAY OR LEGAL HOLIDAY IN NEW YORK, THEN THE REVOCATION PERIOD WILL NOT EXPIRE UNTIL THE NEXT FOLLOWING DAY WHICH IS NOT A SATURDAY, SUNDAY OR HOLIDAY.
YOU HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY OF YOUR OWN CHOOSING AND AT YOUR OWN EXPENSE PRIOR TO EXECUTING THIS AGREEMENT. THE AGREEMENT, AMONG OTHER THINGS, WAIVES RIGHTS THAT YOU MAY HAVE UNDER ADEA.
IN THE EVENT YOU REVOKE ALL OR A PART OF THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE APPLICABLE REVOCATION PERIOD, THE COMPANY WILL HAVE THE RIGHT TO TERMINATE ANY OR ALL OF ITS COMMITMENTS HEREIN AND TO RECOVER ANY MONIES OR OTHER CONSIDERATION PREVIOUSLY PROVIDED TO YOU HEREUNDER AND TO PURSUE ANY OTHER REMEDIES AVAILABLE TO THE COMPANY.

[signature page follows]

Very Truly Yours,

GRIFFON CORPORATION.

By:     /s/ Seth L. Kaplan
Name: Seth L. Kaplan
Title: Senior Vice President

Agreed to and Accepted:

/s/ Douglas J. Wetmore            June 1, 2015
Douglas J. Wetmore                Date

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